EXHIBIT 16


October 8, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We have read the statements made by General DataComm Industries, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report dated October 1, 2003.* We agree with the statements concerning our Firm in such Form 8-K.

* The date to which we refer is the "report" date, which is the date of the earliest event described in the 8-K.


Very truly yours,


/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP